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                                                                     EXHIBIT 5.1

                               September 21, 2005

Rockwell Medical Technologies, Inc.
30142 Wixom Road
Wixom, Michigan 48393

      RE: REGISTRATION STATEMENT ON FORM S-4 AND FORM SB-2, FILE NO. 333-127048 (THE "REGISTRATION STATEMENT")

Ladies and Gentlemen:

      We have represented Rockwell Medical Technologies, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement, for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 3,625,000 Common Share Purchase Warrants expiring January 26, 2006 with an exercise price to be determined by the Company's Board of Directors prior to the effective date of the Registration Statement (the "New Warrants") and a maximum of 3,625,000 of the Company's common shares ("Common Shares"), to be issued upon exercise of the New Warrants. The Company is offering to exchange one New Warrant for each outstanding Common Share Purchase Warrant expiring January 26, 2006 with an exercise price of $4.50 (the "Old Warrants") that is properly tendered and accepted. Each New Warrant consists of the right to purchase one Common Share, subject to the terms and conditions set forth in the Registration Statement and the Warrant Agreement referenced therein.

      Based upon our examination of such documents and other matters as we have deemed relevant, it is our opinion that: (1) the New Warrants covered by the Registration Statement to be issued in exchange for the Old Warrants have been duly authorized; and, when issued in exchange for Old Warrants in the manner described in the Registration Statement and the Exchange Agent Agreement described therein, will be validly issued, fully paid and nonassessable; and (2) the Common Shares covered by the Registration Statement to be issued upon exercise of the New Warrants have been duly authorized and, subject to the determination by the Company's Board of Directors of the exercise price of the New Warrants, when issued upon exercise of the New Warrants as described in the Registration Statement and pursuant to the Warrant Agreement and the related Warrant Certificate, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder,

                                    Very truly yours,

                                    /s/ Honigman Miller Schwartz and Cohn LLP

                                    Honigman Miller Schwartz and Cohn LLP